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                                                                  Exhibit (8)(o)

                        CUSTODIAN AGREEMENT SUPPLEMENT

                     (Boston Partners Mid Cap Value Fund)

     This supplemental agreement is entered into this 30th day of May, 1997 by and between THE RBB FUND, INC. (the "Company") and PFPC Inc., a Delaware corporation (the "Custodian Agent"), which is an indirect, wholly-owned subsidiary of PNC Bank Corp.

     The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Custodian have entered into a Custodian Agreement, dated as of August 16, 1988 (as from time to time amended and supplemented, the "Custodian Agreement"), pursuant to which the Custodian has undertaken to act as custodian for the Company with respect to the portfolios of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Custodian Agreement Supplement have the meaning specified in the Custodian Agreement.

     The Fund agrees with the Custodian as follows:

     1.    Adoption of Custodian Agreement.  The Custodian Agreement is hereby
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adopted for the Boston Partners Mid Cap Value Fund.

     2.    Compensation.  As compensation for the services rendered by the
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Custodian during the term of the Custodian Agreement, the Fund will pay to the
Custodian, with respect to Boston Partners Mid Cap Value Fund, monthly fees as shall be agreed to from time to time by the Fund and the Custodian.

     3.    Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.


THE RBB FUND, INC.                          PFPC INC.


By: /s/ Edward J. Roach                      By: /s/ Stephen M. Wynne
   -------------------------                    ----------------------
   Name: Edward J. Roach                        Name: Stephen M. Wynne
   Title: President & Treasurer                 Title: EVP
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                                 May 30, 1997



The RBB Fund, Inc.


     Re:   Custodian Fees (Boston Partners Mid Cap Value Fund)
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Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PNC Bank, National Association ("PNC Bank") under the terms of a Custodian Agreement dated August 16, 1988 between you (the "Fund") and PNC Bank (the "Agreement"). Pursuant to Paragraph 21 of the Agreement, and in consideration of the services to be provided to you, you will pay PNC Bank the following:

     1. An annual custody fee for each investment portfolio (a "Portfolio") of the Fund of $.15 for each $1,000 of average gross assets, which custody fee shall be calculated daily and paid monthly.

     2. A transaction charge of $15.00 for each purchase or sale of a security or delivery of a security for reissuance or delivery of a security upon its maturity date, $30.00 for each purchase, sale or expiration of an option contract (round trip), $50.00 for each purchase, sale or expiration of a futures contract (round trip), and $15.00 for each repurchase trade (round trip).

     3. PNC Bank's out-of-pocket expenses, including but not limited to the cost to PNC Bank for providing postage, telephone, telex, transfer and registration fees ($10.00 per item), interest claim fees ($50.00 per claim), confirmation fees, Federal Express and Federal Reserve wire fees, on behalf of the Fund.

     4. A minimum monthly fee of $1,000 for each Portfolio of the Fund, exclusive of any transaction charges and out-of-pocket expenses.

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     The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                 Very truly yours,

                                            PNC BANK, NATIONAL ASSOCIATION


                                            By: /s/ Stephen M. Wynne
                                               -------------------------------
                                               Name: Stephen M. Wynne
                                               Title: Executive Vice President

ACCEPTED:
THE RBB FUND, INC.


By: /s/ Edward J. Roach
   ----------------------------
   Name: Edward J. Roach
   Title: President & Treasurer

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